Exhibit 10.24

SUMMARY OF EXECUTIVE OFFICER COMPENSATION

Our executive officers are at will employees. The current base salary for each of our executive officers is:

Paul A. Maleh, $600,000

Arnold J. Lowenstein, $400,000

Wayne D. Mackie, $375,000

On March 23, 2012 and March 27, 2012, the compensation committee of our board of directors set the performance criteria and goals for, and target and maximum amounts payable under, performance awards based on fiscal 2012 performance granted to our executive officers (and our former executive officer, Monica Noether, who resigned as one of our executive vice presidents and chief operating officer on February 7, 2013) under our cash incentive plan. These performance awards are payable in cash and only to the extent certain performance goals specified by our compensation committee are achieved in fiscal 2012. For each of our executive officers, 70% of the target amount payable under the executive officer’s performance award is tied to the achievement of performance goals based on objective financial criteria: 35% of this target amount is tied to our consolidated fiscal 2012 non-GAAP net revenue and 35% of this target amount is tied to our consolidated fiscal 2012 non-GAAP earnings before interest and taxes (in each case, excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items as determined by our compensation committee).  For each of our executive officers, the remaining 30% of the target amount payable under the executive officer’s performance award is tied to the achievement of specified subjective individual performance goals. The payment made under this individual component of the performance award granted to our president and chief executive officer, Paul Maleh, cannot in any event exceed an objective formula amount determined based upon our consolidated fiscal 2012 non-GAAP earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items as determined by our compensation committee). In addition to the components described above, our former executive vice president and chief operating officer, Monica Noether, and our executive vice president and chief strategy officer, Arnold Lowenstein, will each have the opportunity to receive a supplemental payment under their respective performance awards based on revenue sourcing and oversight, respectively. The components of these performance awards with payments tied to the achievement of objective financial criteria, or in the case of the individual component of Mr. Maleh’s performance award, limited by formula amounts determined based on objective financial criteria, are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, and the components of these performance awards with payments tied to the achievement of specified subjective individual performance goals and granted to our executive officers other than Mr. Maleh are not.  The target and maximum amounts payable to our executive officers under these performance awards are as follows: Mr. Maleh - target of $900,000 and maximum of $1,638,000; Dr. Noether - target of $300,000 and maximum of $1,521,000 (which includes the maximum supplemental payment based on her revenue sourcing); Mr. Lowenstein — target of $400,000 and maximum of $1,378,000 (which includes the maximum supplemental payment based on his revenue oversight); and our executive vice president, treasurer and chief financial officer, Wayne Mackie - target of $250,000 and maximum of $455,000. The formula amounts payable under each of these performance awards may be reduced by our compensation committee in its full discretion.  In addition, our compensation committee may in its discretion reduce or defer any amount otherwise payable under each of these performance awards for purposes of preserving the deductibility of the compensation payable to our executive officers.